EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-118746, No. 333-124105, No. 333-125423, No. 333-204235 and No. 333-211837 and Forms S-8 No. 333-164428, No. 333-174448, No. 333-108335, No. 333-132440 and No. 333-202729) of Ashford Hospitality Trust, Inc., of our report dated March 2, 2015, with respect to the consolidated financial statements and schedules of Ashford Hospitality Trust, Inc. and subsidiaries, included in this Annual Report (Form 10-K) of Ashford Hospitality Trust, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Dallas, Texas
March 16, 2017